AXA EQUITABLE LIFE INSURANCE COMPANY

[DUAL DIRECTION] SEGMENT RIDER

This Rider is part of your Contract and its provisions apply in lieu of any Contract provisions to the contrary. There are new definitions in this Rider which are introduced below. In this Rider, “we”, “our” and “us” mean AXA Equitable Life Insurance Company, “you” and “your” mean the Owner and “Rider” means this Rider. Subject to the terms and conditions of this Rider, you may make allocations to a [Dual Direction] Segment with this index linked and variable deferred annuity Contract as described below.

[This Rider is effective upon your Contract Date].

The following definition is revised and is applicable to [Dual Direction] Segments:

SECTION 2.01(e) SEGMENT

“Segment” means an Investment Option we establish with a specific Index, Segment Duration, Segment Buffer, Segment Maturity Date, Performance Cap Rate, and Participation Rate. We may offer [Dual Direction] Segments which are described in the “Segment Rate of Return” Section of this Rider (Section 2.01(n)).

The following is added to the definition of Segment Rate of Return and is applicable to [Dual Direction] Segments:

SECTION 2.01(n) SEGMENT RATE OF RETURN

“Segment Rate of Return” means a rate equal to the Index Performance Rate multiplied by the Participation Rate. Your Segment Rate of Return is determined as follows:

If the Index Performance Rate multiplied by the Participation Rate:	Then the Segment Rate of Return applicable to your [Dual Direction] Segment will be:
Is greater than the Performance Cap Rate	Equal to the Performance Cap Rate

Is between the Performance Cap Rate and Segment Buffer, inclusive of both	Equal to the absolute value* of the Index Performance Rate multiplied by the Participation Rate

Is less than the Segment Buffer	Negative, to the extent the percentage decline exceeds the Segment Buffer

*	For purposes of the Segment Rate of Return calculation, the “absolute value” of the Index Performance Rate is the Index Performance Rate without regard to its mathematical sign (positive or negative).

2019SCS-DD

[For any [Dual Direction] Segment Types that begin while the Return of Premium Death Benefit (“ROP DB”) Rider is in effect, the following terms apply to [Dual Direction] Segment Types only and (i) supersede Section 2.01(n) above in this [Dual Direction] Segment Rider and (ii) are added to the Return of Premium Death Benefit Rider which was issued with your Contract.

If the Index Performance Rate multiplied by the Participation Rate:	Then the Segment Rate of Return applicable to your [Dual Direction] Segment will be:
Is greater than the Performance Cap Rate	Equal to the Performance Cap Rate minus the daily ROP DB Rider Charge cumulative percentage described in Section IV of the Return of Premium Death Benefit Rider

Is between the Performance Cap Rate and Segment Buffer, inclusive of both

Equal to (i) the absolute value* of the Index Performance Rate multiplied by the Participation Rate minus (ii) the daily ROP DB Rider Charge cumulative percentage described in Section IV of the Return of Premium Death Benefit Rider

Is less than the Segment Buffer	Negative, to the extent the percentage decline exceeds the Segment Buffer minus the daily ROP DB Rider Charge cumulative percentage described in Section IV of the Return of Premium Death Benefit Rider

*

For purposes of the Segment Rate of Return calculation, the “absolute value” of the Index Performance Rate is the Index Performance Rate without regard to its mathematical sign (positive or negative).]

AXA EQUITABLE LIFE INSURANCE COMPANY

[

Mark Pearson,	Dave S. Hattem, Senior Executive Director,
Chairman of the Board and Chief Executive Officer	Secretary and General Counsel ]

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2019SCS-DD